China Valves Technology, Inc. Earnings Conference Call for the Three and Six Months Ended March 31, 2012

Mr. Jianbao Wang, CEO

Dr. Gang Wei, CFO,

Ms. Anna Wu, IR Manager,

China Valves Technology;

CCG Investor Relations

May 8, 2012

Mr. Crocker Coulson, Introduction and Safe Harbor

Thank you.

Good day everyone, and welcome to China Valves Technology, Inc’s earnings conference call to discuss our financial results for the three and six months ended March 31, 2012. I am Crocker Coulson of CCG Investor Relations, the Company’s investor relations firm. With us today are Mr. Jianbao Wang, Chief Executive Officer, Dr. Gang Wei, Chief Financial Officer, and Ms. Anna Wu, IR manager.

Before we get started, I would like to remind our listeners that management’s prepared remarks in this call contain forward-looking statements that are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to such risks as, but not limited to, fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of valve products and services; general economic conditions; geopolitical events and regulatory changes, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Although the Company believes that the expectations in such forward-looking statements are reasonable, there is no assurance that these expectations will prove to be correct.

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Any projections as to the Company’s future performance represent management’s estimates as of today, May 8, 2012. China Valves assumes no obligation to update these projections in the future as market conditions change.

With these formalities out of the way, I will now turn this call over to Mr. Jianbao Wang, China Valves’ CEO, who will provide some introductory remarks.

Mr. Jianbao Wang, Chief Executive Officer

Thank you, Crocker, and welcome everyone to our second quarter fiscal year 2012 conference call.

Before we begin, I want to make sure everyone is aware of the change in our fiscal year to September 30, and our financials as reported on Form 10-Q filed with the SEC later reflect our three and six months ended March 31, 2012 results.

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I would like to start this call by saying we are very disappointed with the financial results that we reported today. For the first time since becoming a public company we reported a decreased in revenues year-over-year. While our gross margins were within expectation, our operating margin deteriorated considerably due to an 3.5 million bad debt allowance in accounts receivable under our allowance policy, which inflated our SG&A costs and crushed our operating margin. In addition, despite our efforts, our days sales outstanding, or DSOs, continued to increase to a record 265 days for the six months ended March 31, 2012. This contributed to negative cash from operations in the quarter.

I had the pleasure of meeting in person with some of our shareholders two months ago. At that time I said that China Valves was facing challenges, but that we were committed to improving our management practices and financial controls to realize the value of our exceptional assets and brands. It is evident from these results that we still have a long way to go to meet those goals. But I can tell you that everyone on the management team is committed to making it happen.

Although we experienced a weak quarter due to unfavorable economic conditions and extremely tight credit conditions in China, we remain confident in our ability to achieve our guidance for fiscal year 2012. We believe that our results reflect a temporary slowdown in the capital projects by some of our customers and constrained infrastructure investment in China. We also continued to experience escalating accounts receivables, due to the slowdown in payment cycles, particularly by large state-owned customers in the power sector. We recognize that we need to do much better at managing the collection process and monitoring the quality of our revenues and are working hard to improve in this area.

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In the second quarter of fiscal 2012, sales of our butterfly valves contributed more than 50% of our revenue largely driven by strong demand for our doubled-filled butterfly valves. The petrochemical oil and the gas sector remains a chief contributor to growth, contributing 26 percent of total sales in the quarter, followed by power supply sector contributing to 19% of the quarter’s revenue. In 2011 we placed significant emphasis on growing our presence in the thermal and nuclear power segments. As many of you know, the nuclear industry expansion was temporarily put on hold following the Fukushima nuclear disaster in March of 2011. In addition, many coal fired plants have experienced financial stress due to the rising price of coal combined with fixed electrical tariffs.

While these markets remain attractive in the medium to longer term, we recognize that in the near term we may have greater opportunities in the water infrastructure segment. China is expect to invest 2000 billion RMB (source: http://news.cntv.cn/20110120/104199.shtml ) in water infrastructure in the next five years, and because pricing for water is largely market driven the customers are well financed.

We expect nuclear power to provide significant growth opportunities in China and we will continue to monitor the market developments in this sector. We believe the PRC government will continue to develop its own energy strategy in which the expansion of nuclear power plays a vital role.

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In January 2012, our prototype valves for the localization of valves used in ultra-supercritical thermal power plants passed the acceptance inspection conducted by experts from the Bureau of National Energy of China, China General Machinery Association, the Shanghai Electric Group, Dongfang Electric Group and relevant power plants. The valves were manufactured by our subsidiary Henan Kaifeng High Pressure Valve Co., Ltd.

Additionally, in November 2011, Kaifeng Valve received permits for design and manufacture for nuclear safety devices for civil use from the National Nuclear Safety Administration of China. Both permits are valid for five years. We also won two purchase orders from Sanmen Nuclear Power Station in Zhejiang Province and Haiyang Nuclear Power Station in Shandong Province for gate valves, check valves and globe valves.

The future of China Valves lies in developing advanced projects that are comparable to the sophisticated products of large global players. Our local market knowledge and the government emphasis on import substitution for critical infrastructure create a very compelling market opportunity. Our holding company, Henan Tonghai Fluid Equipment Co., Ltd., has been recognized as a National Corporate Technology Center by an array of China's regulatory and government agencies. We are the only company that has received this recognition in China's valve industry. We have a rich pipeline of products coming to market this year that I can discuss more in Q&A.

In the second half of fiscal 2012, we will continue to focus on generating more sales and collecting account receivable. We expect to achieve significant revenue growth in the second half of fiscal 2012 compared to the first half. We believe that we have the elements of a great company. But we recognize we have much work to do to continue to build a dominant position in China’s highly fragmented industrial valve industry.

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Following a series of acquisitions in the past several years, the management of China Valves has laid out a plan for the full integration into one unified and efficient company. In 2012, we are in the process of centralizing finance, IT and HR functions. In 2013, we will centralize procurement systems. In 2014, we plan to centralize our sales functions. And by 2015 we will fully integrate all of our manufacturing on a single ERP platform. We believe that by tightly stringing together these jewels, we will build a very powerful and profitable market leader with high entry barriers for advanced applications and products that can compete with any company in the world.

Again, I recognize that many of you on this call must be quite disappointed with the numbers we reported. I assure you that we are far from satisfied, and will do all within our power to improve our future results.

With that, I will turn this call over to Dr. Gang Wei, our Chief Financial Officer, who is going to provide more detail on China Valves’ financial performance for the three and six months ended March 31, 2012. Dr. Wei, please proceed.

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Dr. Gang Wei, Chief Financial Officer:

Thank you, Mr. Wang.

For the quarter ended March 31, 2012, our total revenue was $38.4 million, down 8.4% from $42.0 million in the same quarter last year. The year-over-year decline in revenue was largely attributable to lower budget and delay in projects of the Company’s large customers which resulted in weak demand for the Company’s products.

Gross profit for the quarter was $14.1 million, down 19.6% from $17.5 million for the same period of 2011. Gross margin was 36.6% for the quarter compared to 41.7% for the same period in 2011. The decrease in gross margin was mainly attributable to higher labor and raw material costs and increase in sales of lower margin medium to low pressure valves.

Selling expenses were $2.6 million compared to $2.3 million in the same quarter of 2011, an increase of approximately 13.5% . The increase in selling expenses was mainly due to higher promotion expenses incurred during the quarter.

General and administrative expenses were $7.9 million compared to $6.0 million for the same period in 2011, an increase of $1.9 million, or approximately 32.9% . The increase was mainly due to increase in reserves for bad debt allowance of $3.5million during the second quarter following a management’s periodic review of account receivables.

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Income tax expense was $1.7 million, compared to $2.5 million for the same period in 2011. The decrease was primarily due to lower profits in the current quarter. The effective tax rate was 49.3% for the three-month ended March 31, 2012, compared with 24.5% for the same quarter in 2011. The increase was mainly due to the account receivable allowance accrued which cannot be deductible according to PRC tax law.

Net income for the three months ended March 31, 2012 was $1.8 million, compared to $7.6 million for the same quarter in 2011. Diluted earnings per share were $0.05, compared to diluted earnings per share of $0.21 for the same period in 2011.

Now, I would like to discuss our balance sheet.

As of March 31, 2012, we had $11.1 million in cash and cash equivalents, $141.7 million in working capital and a current ratio of 3.1:1. Current accounts receivable was $152.7 million as of March 31, 2012 compared to $124.5 million as of September 30, 2011, while long term retainage was $4.5 million as of March 31, 2012 compared to $5.7 million as of September 30, 2011. Days Sales Outstanding for the six months ended March 31, 2012 were 265 compared to 201 for the same period a year ago.

We had no long-term debt on our balance sheet as of March 31, 2012. Shareholders' equity was $245.6 million as of March 31, 2012, compared to $232.0 million as of September 30, 2011.

Net cash used in operating activities was $18.6 million in the six months ended March 31, 2012, compared with net cash provided by operating activities of $3.9 million for the same period in 2011. The decrease was primarily attributable to the increase in accounts receivable.

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Net cash used in investing activities was $1.1 million in the six months ended March 31, 2012, compared with $1.5 million in the six month ended March 31, 2011. The net cash used in investing activities during the period ended March 31, 2012 was primarily used for the purchase of equipment, software and payments made for construction in progress.

Net cash provided by financing activities was negative $2.4 million in the six months ended March 31, 2012, compared with $12.9 million for the same period in 2011 as we paid $1.9 million deposit for notes payables in 2012.

As Mr. Wang shared, we are working hard to improve our performance in the second half of the fiscal year. We continue to expect to achieve top-line growth in the low teens and expecting gross margins to fluctuate in the range of 35% to 37% depending on shifts in product mix. It should be noted that these estimates are based on current conditions and are subject to revision based on the uncertainty in the global economy and range of potential policy responses and monetary actions by China’s central government.

With that, we would be happy to open the call to your questions. At this time, we would like to limit questions to one question and one follow up question per participant, after which participants may return to the queue to ask additional questions.

Operator?

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(Q&A session)

If there are no further questions, we will conclude this call. On behalf of the entire China Valves management team, we want to thank you for your interest and participation in this call. This concludes China Valves Technology Inc’s quarter ended March 31 2012 earnings conference call.

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